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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

        Housh                        Tony
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        (Last)                      (First)                        (Middle)

    Millenium Capital Bracka 25, 4/th/ Floor
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                                   (Street)

    Warsaw                          Poland                           00-208
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    (City)                         (State)                           (Zip)


CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.  Statement for Month/Year

         06/01
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    [X] Director                                  [_] 10% Owner
    [_] Officer (give title below)                [_] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by more than one Reporting Person

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         Table I--Non-Derivative Securities Acquired, Disposed of, or
                         Beneficially Owned

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
                                                                                                        6.
                                                     4.                                5.               Owner-
                                                     Securities Acquired (A) or        Amount of        Ship
                                     3.              Disposed of (D)                   Securities       Forms           7.
                                     Transaction     (Instr. 3, 4 and 5)               Beneficially     Direct          Nature of
                      2.             Code            -----------------------           owned at End     (D) or          Indirect
1.                    Transaction    (Instr. 8)                   (A)                  of Month         Indirect        Beneficial
Title of Security     Date           -----------        Amount     or  Price           (Instr. 3        (I)             Ownership
(Instr. 3)            (mm/dd/yy)     Code      V                  (D)                  and 4)           (Instr. 4)      (Instr. 4)
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
CEDC Common Stock                                                  A                6,000             D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  Page 1 of 3
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  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


Derivative                                                                                               5. Number of
Acquired                                                                                                    Securities
1. Title of Derivative      2. Conversion of Exercise        3. Transaction Date    4. Transaction           (A) or Disposed
    Security (Instr. 3)        Price of Derivative Security     (Month/Day/Year)       Code (Inst. 8)

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
Central European
  Distribution Corporation
  Common Stock                           $3.79                   4/27/01                      A               1,500
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CEDC Common Stock                        $5.04                   4/30/01                      A               3,000
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

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                               --------------------------------------------     5)          Owned            for Indirect  ship
                               Date     Expira-                   Amount or                 at End           (I)           (Instr.
                               Exer-    tion         Title        Number of                 of               (Instr. 4)    4)
                               cisable  Date                      Shares                    Month
                                                                                            (Instr. 4)
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
                              4/27/02   4/27/11      Common Stock   1,500         $3.79      7,500            (D)
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                              4/30/02   4/30/11      Common Stock   3,000         $5.04     10,500            (D)
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

          /s/ Tony Housh                     6/10/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 3